Exhibit 4.1

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT, dated as of April 8, 2019 (the “Amendment”) to the Rights Agreement dated as of April 9, 2013 (as amended by Amendment No. 1 dated as of April 8, 2016, the “Rights Agreement”), between Gain Capital Holdings, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Delaware corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, Section 24 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the occurrence of a Section 9(a)(ii) Event; and

WHEREAS, no Section 9(a)(ii) Event has occurred as of the date hereof.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)	Section 1 of the Rights Agreement is hereby amended as follows:

i)	Subclause (ii) of the definition of “Acquiring Persons” is amended and restated in its entirety to read as follows:

“(ii) any Grandfathered Stockholder, unless and until (A) with respect to the VantagePoint Stockholders, all Vantage Stockholders, collectively, shall acquire after the date hereof Beneficial Ownership of additional shares of Common Stock resulting in the Ownership Percentage of all VantagePoint Stockholders, collectively, exceeding 30% of the outstanding Common Stock other than any acquisitions of Beneficial Ownership of Common Stock after the date hereof resulting from (1) the exercise of any options or the vesting of any restricted shares or restricted stock units, in each case, granted prior to the date hereof to any Vantage Stockholder under any employee benefit or compensation plan of the Corporation or any of its Subsidiaries, (2) the acquisition of Common Shares under the Corporation’s 401(k) plan, (3) the granting of any options, restricted stock or restricted stock units after the date hereof under any employee benefit or compensation plan of the Corporation or any of its Subsidiaries where such grant has been approved by the compensation committee of the Board or (4) the acquisition of Beneficial Ownership of Common Shares from another Grandfathered Stockholder and (B) with respect to the IPGL Stockholders, all IPGL Stockholders, collectively, shall acquire after the date hereof Beneficial Ownership of additional shares of Common Stock resulting in the Ownership Percentage of all IPGL Stockholders, collectively, exceeding their publicly disclosed Ownership Percentage as of the close of business on April 8, 2019 other than any acquisitions of Beneficial Ownership of Common Stock after the date hereof resulting from the granting of any options, restricted stock or restricted stock units after the date hereof under any employee benefit or compensation plan of the Corporation or any of its Subsidiaries where such grant has been approved by the compensation committee of the Board;”

ii)	The definition of “Final Expiration Date” is amended and restated in its entirety to read as follows:

““Final Expiration Date” means the close of business on April 9, 2022.”

iii)	The definition of “Grandfathered Stockholder” is amended and restated in its entirety to read as follows:

““Grandfathered Stockholder” means, at any time, any VantagePoint Stockholder and any IPGL Stockholder.”

iv)	The definition of “Ownership Percentage” is amended and restated in its entirety to read as follows:

““Ownership Percentage” shall mean, with respect to any VantagePoint Stockholder or any IPGL Stockholder, as applicable, the percentage of the outstanding Common Shares that all of the VantagePoint Stockholders or IPGL Stockholders, as applicable, Beneficially Own as of any determination date.”

v)	The following new defined term is added in the appropriate alphabetical order:

““IPGL Stockholder” means IPGL Limited and Fox & Trot, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or affiliates.”

vi)	The defined term “Edison Stockholders” is deleted in its entirety.

(b)	The definition of “Acquiring Persons” in Exhibit B of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“An “Acquiring Person” generally means any person who or which, together with all affiliates and associates of such person obtains beneficial ownership of 15% or more of shares of Common Stock, with certain exceptions including that (1) VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Partners IV (Q), L.P., VP New York Venture Partners, L.P., VantagePoint Venture Associates IV, L.L.C. and Alan E. Salzman, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates will not be considered an “Acquiring Person” so long as such stockholders do not acquire beneficial ownership of 30% or more of the outstanding Common Stock and (2) IPGL Limited and Fox & Trot and each of its respective partners or members, as applicable, and their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or affiliates will not be considered an “Acquiring Person” so long as such stockholders do not increase their beneficial ownership of outstanding Common Stock as publicly disclosed on April 8, 2019.”

(c)	In Exhibit B and Exhibit C of the Rights Agreement, all references to “April 9, 2019” are amended and restated so that such references read “April 9, 2022”.

(d)	In Section 1, Exhibit B and Exhibit C of the Rights Agreement, all references to “$27.50” are amended and restated so that such references read “$28.00”.

Section 2. Certification. This Section 2 shall constitute a certificate from an Authorized Officer of the Company for purposes of Section 24 of the Rights Agreement, and the Company and the Authorized Officer signing this Amendment below, on behalf of the Company, (i) hereby certify that this Amendment is in compliance with the terms of Section 24 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment in accordance with Section 24.

Section 3. Effective Date. This Amendment is effective as of April 8, 2019.

Section 4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.

Dated as of April 8, 2019

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego Rotsztain
	Name:	Diego Rotsztain
	Title:	EVP, General Counsel and Secretary

[Signature Page to Amendment No. 2 to Rights Agreement]

Countersigned:

Broadridge Corporate Issuer Solutions, Inc. as Rights Agent

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Vice President

[Signature Page to Amendment No. 2 to Rights Agreement]